Exhibit 99.(j)(1)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated February 22, 2008, with respect to the financial statements of Pax World Balanced Fund, Pax World Growth Fund, Pax World High Yield Bond Fund, Pax World Value Fund and Pax World Women’s Equity Fund included in their Annual Report dated December 31, 2007 that is incorporated by reference into this Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 2-38679) of Pax World Funds Series Trust I, Inc.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 24, 2008